EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated May 30, 2006, relating to the audited financial statements of PureDepth, Inc. for the ten month period ended January 31, 2006 and the year ended March 31, 2005 appearing in the current report on Form 8-K/A of PureDepth, Inc. filed on June 16, 2006.

Reno, Nevada
January 9, 2007